Exhibit 16.1

November 9, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Enwin Resources, Inc.
Commission File Number 333-100636

We have read the statements that we understand Enwin Resources, Inc. will include under “Changes In and Disagreements With Accountants On Accounting And Financial Disclosure” of the Form SB-2 it will file regarding the change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under this caption.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas